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                                                                    EXHIBIT 99.1


  Intrepid Capital Corporation and Enviroq Corporation Announce Reorganization
   With Institutional Asset Management, Inc. and Capital Research Corporation

BIRMINGHAM, Ala.

     Dec. 17, 1998--INTREPID CAPITAL CORPORATION (OTC BB:ICAP) and ENVIROQ CORPORATION announced today that their reorganization is complete, resulting in Enviroq Corporation, Institutional Asset Management, Inc. and Capital Research Corporation becoming wholly-owned subsidiaries of Intrepid.

     The reorganization was completed in accordance with the Amended and Restated Agreement and Plan of Reorganization dated October 29, 1998, which was approved by a vote of the stockholders of Enviroq on December 14, 1998. Accordingly, shares of Enviroq Corporation stock were converted into a right to receive the merger consideration as set forth in the Agreement and Plan of Reorganization.

     Forrest Travis, Intrepid's president and chief executive officer commented that "We are extremely excited about Intrepid. We will continue to offer a wide range of quality investment management services to our clients. At the same time, we will be seeking new business partners to become affiliates of Intrepid in order to offer quality services to a larger client base. We are confident that our business plan is sound and our management team is looking forward to growing Intrepid into a significant player in the asset management business." William Long, Intrepid Vice President (and former CEO of Enviroq) added "We believe that Intrepid has a bright future, and we hope it will prove to be a good investment for the former Enviroq stockholders."

     Intrepid Capital Corporation is engaged primarily in providing investment advisory and management services to institutional clients both public and private, for-profit and non-profit corporations, labor unions and individuals. Subsidiaries of Intrepid include Institutional Asset Management, Inc; an asset management firm, and Capital Research Corporation; a broker/dealer. Also included as a subsidiary of Intrepid is Enviroq Corporation, an environmental infrastructure firm.


     CONTACT: Enviroq Corporation
                      William Long, 205/870-0588